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                                                                   Exhibit 10.08

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), made as of the 1st day of October, 1999 (the "Effective Date"), by and between REALMED CORPORATION, an Indiana corporation (the "Company") and Tim Bird, an individual resident of Indiana ("Executive").

         WHEREAS, the Company desires to employ Executive as a Vice President and Chief Technology Officer and Executive desires to be so employed on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company including, without limitation, the promises and covenants of the parties set forth herein, the parties hereto, intending to be legally bound, hereby agree to as follows:

                                    ARTICLE I
                                   EMPLOYMENT

         Section 1.1 Term of Employment. The term of Executive's employment under this Agreement shall commence on October 1, 1999 and continue through November 1, 2004, unless earlier terminated as provided in this Agreement. At the end of the initial five year-one month term, this Agreement shall automatically renew for consecutive two year terms unless either party hereto gives written notice to the other of its intent to terminate this Agreement at least sixty days prior to the end of the initial term or any renewal term (a "Section 1.1 Termination").

         Section 1.2 Duties and Responsibilities of Executive. Executive is hereby employed as a Vice President and Chief Technology Officer. In his capacity as a Vice President and Chief Technology Officer, Executive shall report to the President of the Company, and shall conduct and perform such additional services and activities as may be determined from time to time by the President, the Chief Executive Officer and/or the Board of Directors of the Company. Executive's authority from, and responsibility to, the Company shall at all times be subject to the review and discretion of the President, Chief Executive Officer and Board of Directors of the Company. Executive acknowledges that he has a duty of loyalty to the Company and that Executive is committing to a full time executive position. Executive shall not engage in, directly or indirectly, any other business or activity that could materially and adversely affect the Company's business or Executive's ability to perform his duties under this Agreement; provided, however, that the Executive shall be free to participate in civic and charitable activities so long as such activities do not materially interfere with his duties and responsibilities hereunder.

         Section 1.3 Compensation. For services to be rendered by Executive under this Agreement, the Company shall pay Executive as follows:

                  (a) Base Salary. For the period beginning on October 1, 1999, and ending October 30, 1999, Executive shall be paid $1,000 per month. Thereafter, Executive shall be

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                           paid a minimum  annual  gross  salary of one  hundred
                           twenty-five  thousand  dollars  ($125,000),   payable
                           biweekly. Further, upon the closing of the Company's initial public offering ("IPO"), Executive's annual gross salary shall be increased to $150,000. At no
                           time  during  the  term  of  this   Agreement   shall
                           Executive's base salary be decreased from the amount of the base salary then in effect. Executive's base salary shall be earned and accrued on a per diem basis.

                  (b) Bonus. The Executive shall be paid a targeted quarterly bonus of $15,000 on January 31, 2000, April 30, 2000, July 31, 2000 and October 31, 2000.
                           Commencing upon the IPO, the Executive's bonus target shall be increased to $20,000 per quarter and shall be payable on the same dates as set forth above in this Section 1.3(b). During the first four quarters of Executive's employment with the Company, Executive's bonuses shall be guaranteed.

         Section 1.4       Benefits.

                  (a) Vacation. Executive shall be entitled to four weeks paid vacation during each calendar year during the term of this Agreement. Vacation not used during any calendar year may not be carried forward to the next year.

                  (b) Life, Disability and Retirement Programs. Executive shall be entitled to participate in any life, disability and retirement programs which may from time to time be offered generally to all of the other employees of the Company.

                  (c) Group Insurance. Executive shall be entitled to participate in any group health, dental, and vision insurance programs which may from time to time be offered generally to all of the other employees of the Company.

         Section 1.5 Stock Options. Executive shall be granted an option to purchase 100,000 shares of the Company pursuant to that certain 1999 Stock Option and Incentive Plan (the "Plan") and that certain Stock Option Agreement dated as of October 1, 1999 ("Option Agreement") (such options and shares to be subject to such terms and conditions as set forth in the Option Agreement). In addition, Executive shall be entitled to participate in any other incentive and stock option plans which may from time to time be offered generally to all of the other employees of the Company.

         Section 1.6 Business Expenses. Executive shall be entitled to reimbursement of all ordinary and necessary business expenses reasonably incurred by him for business travel (including reasonable moving expenses), communications, entertainment and meals in connection with the performance of Executive's duties under this Agreement in accordance with the Company's

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policies for  reimbursement of business  expenses in effect from time to time as reasonably approved by the Board of Directors of the Company.

                                   ARTICLE II
                             COVENANTS OF EXECUTIVE

         Section 2.1 Confidential Information. Executive acknowledges that in connection with his employment by the Company, Executive may be given access to, generate, or otherwise come into contact with or become aware of certain proprietary, secret and/or confidential information and materials which are the property of or relate to (a) the Company, and/or (b) the Company's business of electronic health-care industry claims resolution procedures, customers, clients or suppliers (collectively, "Confidential Matters"). Confidential Matters shall include, without limitation, all information and materials created or developed by, provided to or otherwise disclosed to Executive in connection with Executive's employment by the Company (excepting only information and materials already known to the public), including, without limitation, all of the following:

                  (a) trade secrets, know-how and all other business, financial or technical information which gives or could give the Company a competitive advantage;

                  (b) software used by the Company (including source code and object code) and associated layouts, templates, processes, documentation, databases, designs and techniques, and all modifications thereto (collectively, "Confidential Software");

                  (c) the names and addresses of the Company's past, present or prospective customers or clients and all documents, information and materials which concern or relate to such customers or clients, regardless of whether such documents, information and materials were supplied or produced by the Company or such customers or clients;

                  (d) inventions, improvements, innovations, research and development, software and all other discoveries or work product created or used by the Company, including those which are conceived or developed by Executive alone or with others in connection with Executive's employment by the Company, or which are conceived or developed by Executive after termination of such employment by using Confidential Matters; and

                  (e) information concerning the Company's products, services, systems, methods, employees, technology, suppliers, licensors, affiliates, financing sources, profits, revenues, financial condition and affairs, marketing plans or programs, and business strategies and practices.

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         Executive  acknowledges  and agrees that  Confidential  Matters are the property of the Company and that Executive shall not acquire any ownership rights in Confidential Matters. Executive shall:

                  (a) use Confidential Matters solely in connection with Executive's employment by the Company; and

                  (b) hold Confidential Matters in trust and confidence, and use all reasonable means to assure that they are not directly or indirectly disclosed to or copied by unauthorized persons or used in an unauthorized manner, both during and after Executive's employment by the Company.

         Executive shall not load, install, copy, store or otherwise retain any Confidential Software on any computer or other device which is not Company property without first obtaining the Company's written consent.

         To the extent that Executive creates or develops any Confidential Matters, Executive shall:

                  (a)      promptly disclose them to the Company; and

                  (b) at the Company's request, assign them to the Company and execute all documents and do all things necessary to assist the Company in obtaining such patent, copyright, trademark, trade secret and/or other protection as the Company in its sole discretion deems necessary or appropriate, with the Company to pay all resulting expenses.

         Upon termination of Executive's employment with the Company for any reason, Executive shall delete all Confidential Matters from the memory of any computer belonging to Executive and shall turn over to the Company (a) all documents and other materials (including, without limitation, all tapes, floppy disks and other forms of electronic storage media) which constitute, contain or are derived from Confidential Matters; and (b) all other documents, notes, work product and other materials connected with or arising out of Executive's employment with the Company.

         Section 2.2 Non-solicitation of Customers. During the term of his employment with the Company under this Agreement, and for a period of two years (which shall be extended by the length of any period during which Executive is in violation of this Section 2.2) after any termination of the Executive's employment for any reason other than any termination "without Cause", Executive shall not (on Executive's own behalf or that of any other person or entity) directly or indirectly sell or otherwise provide or solicit the sale or provision of any product, license, process or service which directly or indirectly competes with any product, license, process or service of the Company

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to any person or entity  which was, at the time of  termination  of  Executive's employment, a customer or client of the Company.

         Section 2.3 Non-Solicitation of Employees. During the term of Executive's employment with the Company under this Agreement, and for a period of two years (which shall be extended by the length of any period during which Executive is in violation of this Section 2.3) after any termination of Executive's employment with the Company for any reason other than any termination "without Cause" (the "Non-solicitation Period"), Executive shall not, directly or indirectly, through one or more intermediaries or otherwise, hire, employ, induce, solicit for employment, or assist others in hiring, employing, inducing or soliciting for employment any individual who is at any time during the Non-solicitation Period an employee of the Company.

         Section 2.4 Injunctive Relief. Executive acknowledges that his actual or threatened breach of any provision of Article II of this Agreement will cause or threaten irreparable injury to the Company that cannot adequately be measured in money damages, and that the Company shall be entitled to obtain injunctive relief with respect to any such actual or threatened breach by Executive. Injunctive relief shall be in addition to and not in lieu of any other available remedies.

                                   ARTICLE III
                            TERMINATION OF EMPLOYMENT

         Section 3.1 Termination by Company. In addition to termination pursuant to Section 1.1, Executive's employment under this Agreement may be terminated during the term of this Agreement as follows:

                  (a)      "for Cause," which for purposes of this Agreement
                            shall mean that the Executive shall have:

                           (i) committed an act of fraud, embezzlement or theft in connection with his duties under this Agreement at any time subsequent to the date of this Agreement;
                           (ii) intentionally inflicted material damage to any material asset of the Company;
                           (iii) breached any provision of Article II of this Agreement;
                           (iv) engaged in the illegal use of drugs during the term of this Agreement or been under the influence of alcohol during the performance of his duties under this Agreement, which has or may have a material adverse effect on the business or operations of the Company or on the reputation of the Company or the Executive;
                           (v) been convicted of any crime constituting a felony under applicable law, other than a felony related to the operation of a motor vehicle;

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                           (vi)     committed any act of dishonesty against the
                                    Company;
                           (vii) committed any intentional tort against the Company or any employee of the Company;
                           (viii) committed any act of gross insubordination, which has or may have a material adverse effect on the business or operations of the Company or on the reputation of the Company or the Executive; or
                           (ix)     resigned for any reason.

                  (b)      "without Cause," which for purposes of this Agreement
                            shall mean that the Executive shall have:

                            (i) ceased employment due to Executive's death or, subject to any applicable federal, state or local laws (including, but not limited to, the Americans With Disabilities Act), any disability which renders Executive incapable of performing his duties hereunder for more than one hundred eighty calendar
                                    (180) days; or

                            (ii) for any reason not constituting "for Cause" (as defined above) following a determination by the Board of Directors of the Company to terminate Executive's employment; provided, however, that a Section 1.1 Termination shall not constitute a termination "without Cause".

         Section 3.2 Severance. For purposes of this Agreement, Executive's entitlement to any severance payments upon termination of his employment shall be subject to Executive entering into RealMed's standard waiver and release agreement and shall be as set forth below:

                  (a) If Executive's employment is terminated by the Company "without Cause" pursuant to Section 3.1(b), then (i) Executive shall be entitled to severance pay of 50% of the sum of Executive's annual rate of base salary then in effect and Executive's targeted bonus for such fiscal year, payable in a lump sum on the date of such termination; and (ii) all of Executive's rights to purchase common stock of the Company pursuant to a Regular Option (as defined in the
                          Option   Agreement)  or  any  Project  Option (as
                          defined in the Option Agreement) that has a Technology Milestone Date (as defined in the Option Agreement) which is subsequent to the termination date shall vest, (iii) the Company shall pay Executive a sum equal to the amount necessary for Executive to pay the Executive's COBRA payments for the six (6) months following Executive's termination date; (iv) the Company shall pay Executive a sum equal to Executive's per diem portion of Executive's annual base salary multiplied by the unused vacation days earned by Executive in the year of the termination;

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                  (b)     In  the event of  a Section 1.1 Termination,  a
                          termination of Executive "for Cause," then Executive shall not receive any severance pay (and Executive shall forfeit all unused vacation time and any stock options which have not then vested), unless, and to the extent that, some severance pay is approved in writing by the Chief Executive Officer of the Company in his sole discretion. In the event the Executive shall provide thirty (30) days prior written notice of his intent to resign, the Company may accept such resignation effective as of any date during such thirty day period as the Company deems appropriate, provided that the Executive shall receive from the Company the per diem portion of Executive's annual salary and be entitled to participate at the Company's expense in any Company sponsored benefit programs in which he was a participant as of the effective date of his resignation for the duration of such thirty day period. Notwithstanding the foregoing, Executive shall receive the per diem portion of such annual base salary that is accrued but unpaid up to the date of any termination "for Cause."

                                   ARTICLE IV
                               GENERAL PROVISIONS

         Section 4.1 Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes and withholding as shall be required pursuant to any applicable law, rule or regulation.

         Section 4.2 Attorneys' Fees. If either party shall institute litigation or arbitration to enforce any of its rights under this Agreement, the prevailing party shall be entitled to recover from the other party the prevailing party's reasonable attorneys' fees and costs incurred in any such litigation or arbitration.

         Section 4.3 Notice. For purposes of this Agreement, all communications including, without limitation, notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) business days after having been mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive office or to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except the notices of change of address shall be effective only on receipt.

         Section 4.4 Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Indiana, without giving effect to the principles of conflict of laws of such State. Any and all actions concerning any dispute arising under this Agreement shall be filed and maintained only in a state or federal court

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sitting in the State of Indiana,  and each party hereby  consents and submits to the jurisdiction of such state or federal court.

         Section 4.5 Validity. It is not the intent of any party hereto to violate any public policy of any jurisdiction in which this Agreement may be enforced. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.

         Section 4.6 Entire Agreement. This Agreement supersedes any other agreements, oral or written, between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the employment of the Executive by the Company. Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in a writing signed by all parties hereto.

         Section 4.7       Successors and Binding Agreement.

                  (a) This Agreement shall be binding upon and inure to the benefit of the Company and any Successor of or to the Company, but shall not otherwise be assignable or delegable by the Company. "Successor" shall mean any successor in interest, including, without limitation, any entity, individual or group of persons acquiring, directly or indirectly all or substantially all of the business or assets of the Company, as the case may be, whether by sale, merger, consolidation, reorganization or otherwise.

                  (b) The Company shall require any Successor to agree at the time of becoming a Successor to perform this Agreement to the same extent as the original parties would be required if no succession had occurred.

                  (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributes and legatees.

                  (d) This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 4.7.

         Section 4.8 Captions. The captions in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

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         Section 4.9  Miscellaneous.  No  provisions  of this  Agreement  may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by a party hereto at any time of any breach by another party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time.

         Section 4.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.




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         IN WITNESS  WHEREOF,  the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

"Company"                                         "Executive"


RealMed Corporation                                /s/ Tim Bird

                                                       Tim Bird


By: /s/ Robert J. Hicks
Print Name: Robert J. Hicks
Title: Chief Executive Officer








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